Exhibit 99.1

GAP INC. REPORTS SEPTEMBER SALES

SAN FRANCISCO - October 7, 2010 - Gap Inc. (NYSE: GPS) today reported net sales of $1.34 billion for the five-week period ended October 2, 2010, which was an increase of 1 percent compared with net sales of $1.33 billion for the five-week period ended October 3, 2009. The company's comparable store sales for September 2010 decreased 2 percent compared with a 1 percent decrease in September 2009.

Comparable store sales for September 2010 were as follows:

  Gap North America: negative 1 percent versus negative 8 percent last year
  Banana Republic North America: flat versus negative 12 percent last year
  Old Navy North America: negative 5 percent versus positive 13 percent last year
  International: positive 3 percent versus negative 4 percent last year

"We are pleased that we continued to deliver on our goal of driving overall sales growth, despite September being more challenging than we anticipated," said Sabrina Simmons, chief financial officer of Gap Inc.

Year-to-date net sales were $9.12 billion for the thirty-five weeks ended October 2, 2010, an increase of 3 percent compared with net sales of $8.82 billion for the thirty-five weeks ended October 3, 2009. The company's year-to-date comparable store sales increased 2 percent compared with a 6 percent decrease last year.

For more detailed information, please call 1-800-GAP-NEWS (1-800-427-6397) to listen to Gap Inc.'s monthly sales recording. International callers may call 706-634-4421.

October Sales

The company will report October sales on November 4, 2010.

About Gap Inc.

Gap Inc. is a leading global specialty retailer offering clothing, accessories, and personal care products for men, women, children, and babies under the Gap, Banana Republic, Old Navy, Piperlime, and Athleta brands. Fiscal 2009 sales were $14.2 billion. Gap Inc. operates about 3,100 stores in the United States, Canada, the United Kingdom, France, Ireland, and Japan. In addition, Gap Inc. is expanding its international presence with franchise agreements in Asia, Australia, Europe, Latin America, and the Middle East. For more information, please visit www.gapinc.com.

Investor Relations:

Aina Konold

(415) 427-4454

Media Relations:

Kris Marubio

(415) 427-1798

press@gap.com